Exhibit 99.1

Quarter and Fiscal Year Ended December 31, 2012 Results

PALM BEACH GARDENS, FL (March 25, 2013) – Aurora Diagnostics Holdings, LLC (the “Company”) announced today the filing of its 2012 Annual Report on Form 10-K with the Securities and Exchange Commission and that such report is available on the Company’s website. In light of Mr. Dan Crowley’s recent appointment as President and CEO, the Company also announced that it will not conduct a conference call to review its fourth quarter and fiscal year results.

Additional information on the Company’s financial results is provided in the following pages.

Condensed Consolidated Statements of Operations

Three Months Ended December 31, 2012 and 2011

Unaudited

(in thousands)

	Three Months Ended December 31,
	2012	2011
Net revenue	$66,652	$72,326

Operating costs and expenses:
Cost of services	33,424	32,403
Selling, general and administrative expenses	13,760	16,440
Provision for doubtful accounts	4,077	4,765
Intangible asset amortization expense	4,847	5,812
Management fees	685	753
Impairment of goodwill and other intangible assets	53,932	—
Acquisition and business development costs	38	170
Change in fair value of contingent consideration	(4,463)	5,000

Total operating costs and expenses	106,300	65,343

(Loss) income from continuing operations	(39,648)	6,983

Other income (expense):
Interest expense	(8,080)	(7,913)
Write-off of deferred debt issue costs	(848)	—
Other income (expense)	39	9

Total other expense, net	(8,889)	(7,904)

Loss from continuing operations before income taxes	(48,537)	(921)
Provision (benefit) for income taxes	(3,742)	930

Net loss from continuing operations	(44,795)	(1,851)
Discontinued operations:
Loss from operations	—	(377)

Loss from discontinued operations	—	(377)

Net loss	$(44,795)	$(2,228)

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)

Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization (EBITDA), further adjusted to exclude unusual items and other cash or non-cash adjustments. We believe that disclosing Adjusted EBITDA provides additional information to investors, enhancing their understanding of our financial performance and providing them an important financial metric used to evaluate performance in the health care industry. Our amended senior secured credit facility contains financial covenants measured against Adjusted EBITDA. Our definition and calculation of Adjusted EBITDA for use in this report is consistent with the definition and calculation contained in our amended senior secured credit facility and the indenture governing our Senior Notes.

Adjusted EBITDA does not represent net income or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. As a result, the measure can be disproportionately affected by a particularly strong or weak quarter. Further, it may not be comparable to the measure for any subsequent period or any complete fiscal year.

Adjusted EBITDA is not a recognized measurement under GAAP and should not be considered as a substitute for measures of our financial performance as determined in accordance with GAAP, such as net income and operating income. Because other companies may calculate Adjusted EBITDA differently than we do, Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA has other limitations as an analytical tool when compared to the use of net income, which we believe is the most directly comparable GAAP financial measure, including:

•	Adjusted EBITDA does not reflect the provision of income tax expense in our various jurisdictions;

•	Adjusted EBITDA does not reflect the interest expense we incur;

•	Adjusted EBITDA does not reflect any attribution of costs to our operations related to our investments and capital expenditures through depreciation and amortization charges;

•	Adjusted EBITDA does not reflect the cost of compensation we provide to our employees in the form of stock option awards; and

•	Adjusted EBITDA excludes expenses that we believe are unusual or non-recurring, but which others may believe are normal expenses for the operation of a business.

The following is a reconciliation of net loss to Adjusted EBITDA (in thousands):

	(Unaudited)
	Three Months Ended
	December 31,
	2012	2011
Net loss	$(44,795)	$(2,228)
Interest expense, net	8,080	7,913
Income tax provision (benefit)	(3,742)	930
Depreciation and amortization	5,931	6,982

EBITDA	(34,526)	13,597
Management fees (A)	685	753
Equity-based compensation	295	374
Change in fair value of contingent consideration	(4,463)	5,000
Unusual or non-recurring charges (B)(C)	54,818	170
Discontinued operations	—	295
Other	(39)	(9)

Adjusted EBITDA, as defined (D)	$16,770	$20,180

(A)	In accordance with our amended senior secured credit facility and the indenture governing our Senior Notes, management fees payable to affiliates are excluded from Adjusted EBITDA.
(B)	During the quarter ended December 31, 2012, we recorded non-cash impairment charges of $53.9 million related to goodwill and other intangible assets, as well as $0.8 million for write-offs of deferred debt issue costs.
(C)	Unusual charges includes add-back for acquisition and business development costs as reported in our consolidated statements of operations.
(D)	Adjusted EBITDA for the quarter ended December 31, 2011 does not reflect adjustments to add back approximately $0.3 million of severance and other charges as prescribed by our amended senior secured credit facility and the indenture governing the senior notes.

Adjusted EBITDA for the quarter ended December 31, 2012 does not reflect adjustments to add back approximately $0.4 million of severance and other charges as prescribed by our amended senior secured credit facility and the indenture governing the senior notes.

About Aurora Diagnostics

Aurora Diagnostics is a specialized laboratory company focused on anatomic pathology. By partnering with medical professionals, Aurora Diagnostics provides the highest quality diagnostics and testing information for the patients of its primary referral sources, dermatologists, gastroenterologist, urologists, OBGYN and general surgeons.

For additional information regarding the Company and the services it provides, visit the Company’s website located at http://www.auroradx.com.

Investor Relations Contact

For questions and inquiries regarding the foregoing, please contact Gregory A. Marsh, Vice President and Chief Financial Officer, at gmarsh@auroradx.com.